Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE May 25, 2016	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON ANNOUNCES CASH DIVIDEND, STOCK BUYBACK PROGRAM AND CHANGES TO THE BOARD OF DIRECTORS

TULSA, OK, May 25, 2016 - AAON, Inc. (NASDAQ-AAON) today announced that the Board of Directors has declared a regular semi-annual cash dividend of $0.11 per share or $0.22 annually. The dividend will be paid to stockholders of record as of the close of business on June 10, 2016, with a payment date of July 1, 2016.

The Board of Directors also authorized the Company to make up to $25.0 million in purchases of Company shares in the open market or through privately negotiated transactions at prevailing market prices subject to a 10b5-1 Plan. All shares purchased will be restored to the status of authorized but unissued stock.

Norman H. Asbjornson, President and CEO, stated, "Our continued strong capital position, as well as our confidence in the opportunities for future growth, underlie the Company’s decision to continue our semi-annual cash dividend and share repurchases."

Angela E. Kouplen, along with two incumbents, Paul K. Lackey, Jr. and A. H. McElroy II, were elected to the Company's Board of Directors at the Annual Meeting of Stockholders on May 24, 2016.

Mr. Asbjornson continued, “Please join me in welcoming Angela E. Kouplen to the Board of Directors. Ms. Kouplen has over 19 years of experience at multiple energy companies, with an emphasis on information technology (“IT”), contract management, sourcing/vendor relations, human resource management, strategy and governance. From 1997 through 2007, Ms. Kouplen worked at CITGO Petroleum, a petroleum refining, marketing and transportation company, in various IT related positions, including Manager - E-Business Strategy and Alliance, as well as Manager - Third Party Applications and Applications Development. From 2007 through 2010, Ms. Kouplen served Williams Companies, a Tulsa based publicly traded energy company, in the position of Manager - Sourcing Management Office. From 2010 through 2011, Ms. Kouplen served Williams Companies as Manager - IT Strategy and Governance. In 2012, Ms. Kouplen transitioned from Williams Companies to WPX Energy, a Tulsa based stand-alone publicly traded energy company previously part of the Williams Companies. Following the move to WPX Energy, from 2012 through 2014, Ms. Kouplen served as Director - Talent Acquisition and Leadership and from 2015 to present, she has served as Vice President - Information Technology. Ms. Kouplen’s extensive experience in IT related positions provides the Board with valuable insight and enhanced knowledge on IT matters, which are increasingly vital to the Company’s operations and success. Additionally, Ms. Kouplen brings to the Board experience in sourcing/vendor relations and human resources; two areas which the Board views as vital to the future growth and profitability of the Company. Ms. Kouplen's diverse and lengthy experience in senior management and executive level positions at large publicly traded companies allows her to provide the Board guidance on the Company’s IT practices, human resources programs and sourcing/vendor relations activities, while also giving her the ability to compare such practices against those of other publicly traded companies, all of which will strengthen the effectiveness and broaden the skill set of our Board."

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal heat pumps and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.